Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann        (734) 241-2438                 kathy.liebmann@la-z-boy.com

LA-Z-BOY APPOINTS ERIKA ALEXANDER TO BOARD OF DIRECTORS

MONROE, Mich., October 26, 2021—La-Z-Boy Incorporated (NYSE: LZB), a global leader in residential furniture, today announced that Erika Alexander has been named to its Board of Directors, effective on October 25, 2021. The appointment brings the Board to 12 members.

Erika Alexander serves as the Chief Global Officer, Global Operations for Marriott International. In this role, she is responsible for Marriott’s enterprise-wide programs and platforms, such as Quality Assurance, Food & Beverage, Hotel Systems Optimization, Procurement, Sustainability, and Supplier Diversity. Prior to her current role, Ms. Alexander was Chief Lodging Services Officer for The Americas division. She has held a variety of senior leadership roles throughout Marriott, including Area Vice President of Americas - Eastern Region, Account Manager and Director of Sales, as well as a Director of Operations and Hotel General Manager.

Ms. Alexander has extensive experience working with many of Marriott’s iconic brands. She also serves as an associate member of the Inclusion and Social Impact Committee for Marriott International, which is a board-level committee that focuses on the inclusive advancement of women and underrepresented groups throughout the world, company efforts to promote diverse hotel owners, customers and vendors, and company efforts to address environmental, social, and governance (ESG) issues. In addition, Ms. Alexander serves on the executive committee of the board of directors of the Metro Atlanta Chamber of Commerce.

Melinda D. Whittington, President, Chief Executive Officer and Director of La-Z-Boy Incorporated, said, “We are thrilled for Erika to join our Board. With a 32-year history across multiple areas of the Marriott organization, including leadership roles for several of Marriott’s largest brands, Erika will bring a wealth of operational experience, perspective, and expertise to La-Z-Boy as we launch Century Vision, our winning strategy for growth through our centennial year in 2027 and beyond.”

Kurt L. Darrow, Chairman of the Board, said, “Erika’s keen understanding of brands, consumers and the dynamics associated with their ever-evolving needs and preferences will prove invaluable to us as we move forward. She also has expertise in the areas of sustainability and human capital management that will serve us well. Our Board and Executive Leadership Team look forward to working with her and benefitting from the insights she will undoubtedly bring to the company.”

Ms. Alexander’s many achievements and accomplishments include being named an International Women’s Forum Leadership Foundation Fellow, being recognized by the Atlanta Business League as one of the Top 100 Influential Women in Atlanta, and being recognized by the YWCA as a Corporate Woman of Achievement. A past recipient of the company’s Diversity and Inclusion Trailblazer Award, Erika was also recognized by Diversity Women Media in its first-ever Elite 100 list. She has also served on numerous non-profit boards, including Leadership Atlanta, the Atlanta Children’s Shelter, the International Women’s Forum of Georgia, and The Ron Clark Academy. She holds a BA from the University of Virginia and an MBA from George Mason University.

A full listing of the La-Z-Boy Incorporated Board of Directors may be found at: https://lazboy.gcs-web.com/corporate-governance/board-of-directors.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission (SEC), which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The Wholesale segment includes England, La-Z-Boy, American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 157 of the 352 La-Z-Boy Furniture Galleries® stores. Joybird is an e-commerce retailer and manufacturer of upholstered furniture.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 352 stand-alone La-Z-Boy Furniture Galleries® stores and 560 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.